Exhibit 99.1

List of Filing Subsidiaries

1.	SQBG, Inc.
2.	Sequential Licensing, Inc.
3.	William Rast Licensing, LLC
4.	Heeling Sports Limited
5.	Brand Matter, LLC
6.	SBG FM, LLC
7.	Galaxy Brands LLC
8.	The Basketball Marketing Company, Inc.
9.	American Sporting Goods Corporation
10.	LNT Brands LLC
11.	Joe’s Holdings LLC
12.	Gaiam Brand Holdco, LLC
13.	Gaiam Americas, Inc.
14.	SBG-Gaiam Holdings, LLC
15.	SBG Universe Brands, LLC
16.	GBT Promotions LLC